     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 19, 2004

                                                      REGISTRATION NO. 333-61712
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------

                       POST EFFECTIVE AMENDMENT NO. 3 TO

                                    FORM S-8

                             REGISTRATION STATEMENT
                                     UNDER

                           THE SECURITIES ACT OF 1933
                               ------------------

                           NATIONAL CITY CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                    Delaware
                        (STATE OR OTHER JURISDICTION OF
                         INCORPORATION OR ORGANIZATION)

                             1900 East Ninth Street
                                Cleveland, Ohio
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)
                                   34-1111088
                      (I.R.S. EMPLOYER IDENTIFICATION NO.)

                                     44114
                                   (ZIP CODE)


                  National City Savings and Investment Plan,
              (as Amended and Restated Effective January 1, 2001),
            the National City Savings and Investment Plan No. 2,
              (as Amended and Restated Effective January 1, 2001)
                           (Full Title of the Plan)

                             DAVID L. ZOELLER, Esq.
                           Executive Vice President,
                         General Counsel and Secretary
                           National City Corporation
                             1900 East Ninth Street
                             Cleveland, Ohio 44114
                    (NAME AND ADDRESS OF AGENT FOR SERVICE)

                                 (216) 222-2978
         (TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                       CALCULATION OF REGISTRATION FEE

===============================================================================
                                         Proposed     Proposed
 Title Of                                 Maximum      Maximum
Securities                  Amount       Offering     Aggregate     Amount Of
  To Be                     To Be        Price Per    Offering     Registration
Registered               Registered(2)   Share(3)     Price(3)         Fee(3)
-------------------------------------------------------------------------------
Common Stock, par value
of $4.00 per share (1)       N/A           N/A          N/A            N/A

===============================================================================

(1) This Registration Statement is deemed to cover 60,000 shares of National City Corporation Common Stock, par value $4.00 per share ("Common Stock") offered or to be offered by the Registrant under the National City Savings and Investment Plan, as Amended and Restated Effective January 1, 2001, and the National City Savings and Investment Plan No. 2 as Amended and Restated Effective January 1, 2001 (the "Plans").

(2) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein. Plus such indeterminate number of additional shares as may be sold or delivered as a result of adjustments required by antidilution provisions contained in the Plan. Moreover, the number of shares which may be sold under the Plan shall increase by the number of shares of Common Stock surrendered by any optionee or relinquished to the Registrant in connection with the exercise of, or in payment of federal, state and local income tax withholding liabilities upon the exercise of, any right to purchase a share of Common Stock pursuant to the Plan, pursuant to any other stock option plan of the Registrant or any of its subsidiaries now or hereafter in effect, or pursuant to any stock option plan of any corporation which is merged into the Registrant if the Registrant has by action of its Board of Directors assumed the obligations of such corporation under such stock option plan. Pursuant to Rule 416, this Form S-8 Registration Statement shall be deemed to cover any additional securities issued pursuant to the Plan in order to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3) These shares have been or are to be offered under the Plans. The registration fee has been calculated in accordance with Rule 457(h) based upon the average of the high and low prices of the Common Stock reported on the New York Stock Exchange on May 21, 2001, which average was $28.252. The registration fee has been calculated in accordance with Rule 457(h) by multiplying the proposed maximum aggregate offering price times .00025.

                                 ---------------

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

                           AMENDED PROSPECTUS DOCUMENTS

                                        FOR

                           THE NATIONAL CITY SAVINGS AND
                                 INVESTMENT PLANS

                                     OFFERING

                     COMMON STOCK OF NATIONAL CITY CORPORATION

                                 AND INTERESTS IN

                   THE NATIONAL CITY SAVINGS AND INVESTMENT PLAN

                THE NATIONAL CITY SAVINGS AND INVESTMENT PLAN NO. 2

The document constitutes part of a prospectus covering securities registered under the Securities Act of 1933 and the registration statement filed by National City Corporation with the Securities and Exchange Commission to register shares of its Common Stock and interests in the above Plans. This document may be updated or supplemented from time to time.

                         ------------------------------

                 THE DATE OF THIS PROSPECTUS IS APRIL 15, 2004

AMENDED PROSPECTUS

                           NATIONAL CITY CORPORATION

                    REGISTRATION AND PARTICIPATION INTERESTS
                   IN NATIONAL CITY CORPORATION COMMON STOCK

       ------------------------------------------------------------------

                 THE NATIONAL CITY SAVINGS AND INVESTMENT PLAN
               AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2001
              THE NATIONAL CITY SAVINGS AND INVESTMENT PLAN NO. 2
               AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2001

This Prospectus relates to the Common Stock of National City Corporation ("National City"), with a par value of $4.00, ("National City Common Stock") offered under the National City Savings and Investment Plan as Amended and Restated Effective January 1, 2001, ("SIP"), and the National City Savings and Investment Plan No. 2 as Amended and Restated Effective January 1, 2001, ("SIP 2"). Throughout this Prospectus, SIP and SIP 2 will be referred to collectively as "the Plans".

National City Common Stock is listed on the New York Stock Exchange under the symbol "NCC".

     - Additional information concerning the Plans may be obtained by calling HR InfoLine at 1-888-881-1121. Information related to National City Common Stock may be obtained upon written or oral request, from Betsy Figgie, Vice President and Manager, Investor Relations, National City Corporation, Department 2101, P.O. Box 5756, Cleveland, Ohio 44101-0756, telephone number 1-800-622-4204.

     - PLEASE READ THIS PROSPECTUS CAREFULLY BEFORE MAKING ANY INVESTMENT DECISIONS WHICH MAY PERTAIN TO THE OFFERINGS DETAILED IN THIS PROSPECTUS. IN PARTICULAR, PLEASE TAKE NOTE OF THE RISK FACTORS BEGINNING ON PAGE 5.

                 The date of this Prospectus is April 15, 2004.

  THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE
               BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

                             AVAILABLE INFORMATION

     National City has filed with the Securities and Exchange Commission a Form S-8 Registration Statement under the Securities and Exchange Act of 1933, as amended, with respect to the National City Common Stock that may be sold under the Plans. National City is subject to the information reporting requirements of the Securities Exchange Act of 1934 as amended, and accordingly, files reports, proxy statements and other information with the Securities and Exchange Commission. These reports, proxy statements and other information may be inspected or copied at the public reference facilities of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549; and at the Commission's Midwest Regional Office, Citicorp Center 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, reports, proxy statements and other information concerning National City may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 and are also available to the public from commercial document retrieval services and at the website maintained by the Commission at www.sec.gov.

                                  THE COMPANY

     National City is a multi-billion dollar financial holding company headquartered in Cleveland, Ohio. National City operates through an extensive distribution network in Ohio, Michigan, Pennsylvania, Indiana, Kentucky, and Illinois and also conducts selected consumer lending businesses and other financial services on a nationwide basis. Its primary businesses include commercial and retail banking, consumer finance, asset management, mortgage financing and servicing, and payment processing. Operations are primarily conducted through more than 1,100 branch banking offices located within National City's six-state footprint and over 330 retail mortgage offices located throughout the United States. National City and its subsidiaries had 33,331 full-time-equivalent employees at December 31, 2003.

                         ADOPTION AND PURPOSE OF PLANS

ADOPTION:        SIP was adopted by the Board of Directors of National City on
                 July 23, 1984 and became effective as of July 1, 1984. It has been amended from time to time, restated effective as of January 1, 2001 and, as so amended and restated and subsequently amended from time to time. By a December 30, 1991
                 Instrument of Assumption of, and Spin off from, the National
                 City Savings and Investment Plan and Trust, SIP 2 was created as a separate plan effective as of January 1, 1992. SIP 2 was subsequently amended and restated effective January 1, 2001 and, subsequently amended from time to time.

PURPOSE: The Plans are intended to provide you with assistance in preparing financially for your retirement years. The Plans are intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended from time to time. The Plans provide several investment options for you to invest a portion of your pre-tax compensation.

                            DESCRIPTION OF THE PLANS

     The statements under this caption are summaries of the provisions of the Plans and are not complete. While the main features of the Plans are summarized below, such summaries are subject to the complete text of the Plans. The terms and provisions described herein are the same. As used in this Prospectus, references to "Employers" refers to National City, its majority-owned subsidiary, National Processing, Inc. ("NPI") and their subsidiaries.

     Eligible employees of NPI who are non-exempt employees under the Fair Labor Standards Act are covered by SIP 2. All other eligible employees of Employers are covered by SIP. If you are participating in one Plan and are transferred or take a position which would be covered by another Plan, your Account will transfer as well. You do not need to make any new elections. You may not participate in more than one Plan at a time.

ELIGIBILITY AND PARTICIPATION

As an employee of the Employers, you are eligible to participate in one of the Plans on an unmatched basis on the first day of the month after you have:

- Completed 30 days of service, and

- Reached the age of 21,

Provided you are not a student intern, a special project employee, or a law enforcement officer hired to perform off-duty security services or employed in a former Allegiant Bancorp, Inc. bank area position.

Note: Deferral-only participants are not eligible for Employer Matching Contributions. Eligibility for Employer Matching Contribution begins the first of the month following your first anniversary of your initial employment date, provided you continue to meet the other eligibility requirements.

If you meet the eligibility requirements, you may participate in the Plans by making an enrollment election by means of the Benefits Information and Enrollment System.

The Benefits Information and Enrollment System offers two ways for you to enroll in and access your SIP account:

- Call HR InfoLine at 1-888-881-1121 and press 1,1 to be connected to the Benefits Information and Enrollment Systems automated telephone system.

- You can enroll in the Plan online through:

   - www.ncHRonline.com, or

   - the link in the HR OnLine section of Gateway, National City's intranet.

Depending on when you enroll, your participation will begin on the 15th or last day of the month.

         Enrollments completed by 4:00 p.m. eastern time on or before the third business day of the month are effective as of the fifteenth day of the month. Enrollment completed by 4:00 p.m. eastern time on or before the thirteenth business day of the month are effective as of the last pay of the month.

EMPLOYEE DEFERRALS

         By using the Benefits Information and Enrollment System, you may direct your Employer to make contributions as payroll deductions to the Trust Fund which reduces your eligible before-tax cash compensation (base pay and up to $75,000 of additional pay including, but not limited to, overtime, shift differential, cash commissions and bonuses paid in cash).

         If you are a member of a designated group of employees who receive a substantial portion of their income in commissions, your commissions are considered pay, up to certain stated levels that may change from time to time. If you have a question regarding the definition of eligible pay that applies to you, contact HR InfoLine and ask for validation.

         You may defer up to 20% of your eligible compensation (on a before-tax basis) in 1% increments. After-tax contributions are not permitted.

         The legal limit on the amount of before-tax contributions that you may make to a qualified retirement plan in 2004 is $13,000. This amount may be adjusted each year by the Internal Revenue Service to account for the cost of living or for other reasons.

         The maximum total amount of before tax contributions and Employer contributions (if eligible) that may be contributed to your Account in 2004 is the lesser of $41,000 or 100% of your eligible compensation.

         Your contributions are invested at the time they are made in one of the thirteen investment funds, according to your election.

         On each business day, that is, any day in which the New York Stock Exchange is open, you can make investment choices and changes by using the Benefits Information and Enrollment System.

         Transfers of existing funds are subject to the Capital Preservation Fund transfer rules outlined in the fund description.

         You may make changes to your account on a daily basis, subject to any restrictions established by the investment funds. Please see the individual fund prospectuses for details. Keep in mind, however, that your SIP account is designed for future savings and investment needs; and, while you may have the flexibility to make changes daily, you should consider the impact these changes could have on your long-term investment potential.

         Please exercise caution when making an election to reduce your compensation because you may have to pay penalty taxes if you later decide to withdraw funds from the Plans prior to termination of employment under federal tax laws.

EMPLOYER MATCHING CONTRIBUTIONS

- Under the Plans, Employers make contributions to your Account in the Trust Fund in cash. Under the Plans, Employers make separate Employer Matching Contributions by matching the first 6% of the pay that you contribute to the Plans at a rate of $1.15 for every dollar you contribute. The Employer Matching Contributions will be deposited into your Account at the same time deferral contributions are deposited.

- Each Employer Matching Contribution will be credited to your Account.

- Any additional deferrals you make from 7% to 20% of your eligible compensation are not eligible for Employer Matching Contributions.

- The Employer Matching Contributions made to your Account in the Plans are initially invested in National City Corporation Stock Fund, not in any other investment funds. Once per business day, you can transfer all or any part of your investments in the National City Corporation Stock Fund (the "NCC Stock Fund") to any of the other available investment funds in the Plan. (See Investments and Operation of the Trust Fund).

- All amounts contributed to your Accounts under the Plans are 100% vested.

Note: U.S. tax law provides for nondiscrimination tests that are designed to ensure that employees at all compensation levels benefit equally from qualified retirement plans. If these tests are not met for any year, it is possible that contributions made that year by or for some highly-paid employees may have to be returned. If the test is not met during the year, contributions of the highly-paid employees may have to be reduced, suspended or refunded. You will be notified if your contributions are affected.

RISK FACTORS

     PLEASE READ CAREFULLY BEFORE MAKING ANY INVESTMENT DECISIONS.

     INVESTMENTS IN NATIONAL CITY COMMON STOCK INVOLVE A DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS AND THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE INVESTING IN NATIONAL CITY COMMON STOCK. NATIONAL CITY'S BUSINESS AND RESULTS OF OPERATIONS COULD BE HARMED BY ANY OF THE FOLLOWING RISKS. THE TRADING PRICE OF NATIONAL CITY COMMON STOCK COULD DECLINE DUE TO ANY OF THESE RISKS, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT. THESE UNCERTAINTIES INCREASE THE LIKELIHOOD THAT NATIONAL CITY'S RESULTS COULD FALL BELOW THE EXPECTATIONS OF PUBLIC MARKET ANALYSTS AND INVESTORS, WHICH WOULD CAUSE NATIONAL CITY'S STOCK PRICES TO FALL.

RISKS RELATING TO THE NATIONAL CITY COMMON STOCK

     The market price of our common stock may fluctuate significantly in response to a number of factors, including:

     - changes in securities analysts' estimates of our financial performance;

     - fluctuations in stock market prices and volumes;

     - discussion of our company or stock price in online investor communities;

     - changes in market valuations of similar companies;

     - changes in interest rates;

     - announcements by us or our competitors of significant contracts, new technologies, mergers, acquisitions, commercial relationships, joint ventures or capital commitments;

     - variations in our quarterly operating results;

     - our ability to execute a business plan;

     - new litigation or changes in existing litigation; and

     - changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.

IF NATIONAL CITY DOES NOT ADJUST TO RAPID CHANGES IN THE FINANCIAL SERVICES INDUSTRY, ITS FINANCIAL PERFORMANCE MAY SUFFER.

     National City's ability to maintain its history of strong financial performance and return on investment to shareholders will depend in part on National City's ability to expand its scope of available financial services to its customers. In addition to the challenge of attracting and retaining customers for traditional banking services, National City competitors offer one stop finance services shopping to customers which includes securities dealers, brokers, mortgage bankers, investment advisors and finance and insurance companies. The increasingly competitive environment is, in part, a result of changes in regulation, changes in technology and product delivery systems and the accelerating pace of consolidation among financial service providers.

FUTURE GOVERNMENTAL REGULATION AND LEGISLATION COULD LIMIT NATIONAL CITY'S FUTURE GROWTH.

     National City and its subsidiaries are subject to extensive state and federal regulation, supervision and legislation that govern almost all aspects of the operations of National City and its subsidiaries. These laws may change from time to time and are primarily intended for the protection of consumers, depositors and the deposit insurance funds. The impact of any changes to these laws may negatively impact National City's ability to expand its services and to increase the value of its business. While we cannot predict what effect any presently contemplated or future changes in the laws or regulations or their interpretations would have on National City, these changes could be materially adverse to National City's shareholders.

CHANGES IN INTEREST RATES COULD REDUCE NATIONAL CITY'S INCOME AND CASH FLOW.

     National City's income and cash flow depends to a great extent on the difference between the interest rates earned on interest-earning assets such as loans and investment securities, and the interest rates paid on interest-bearing liabilities such as deposits and borrowings. These rates are highly sensitive to many factors which are beyond National City's control, including general economic conditions and the policies of various governmental and regulatory agencies, in particular, the Federal Reserve Board. Changes in monetary policy, including changes in interest rates, will influence the origination of loans, the purchase of investments, the generation of deposits and the rates received on loans and investment securities and paid on deposits. Fluctuations in these areas may adversely affect National City.

RISKS RELATING TO YOUR DEFERRALS INTO THE PLANS, INCLUDING LIMITS ON CONTRIBUTIONS AND TAXES FOR EARLY WITHDRAWALS

     - Consult a tax advisor on the tax matters relating to the Plans. There may be additional taxes for early withdrawals. There may be mandatory withdrawal of funds after you have reached age 70 1/2.

     - If you elect to receive your dividends in cash from the NCC Stock Fund, the dividends will be taxed as ordinary income under Section 404(k) of the Internal Revenue Code. These dividends, however, will not be subject to any early withdrawal penalties.

     - Deferrals may only be invested in the investment options provided under each of the Plans from time to time. The investment performance of these options may not be the same as other investments or market indices.

                  INVESTMENTS AND OPERATIONS OF THE TRUST FUND

     The percentage which you have elected to contribute to your Account together with any Employer Matching Contributions in the Plans, any previous contribution and any earning on such contributions will be held in a Trust Fund in accordance with the terms of the Plans by National City Bank, P.O. Box 5756, Cleveland, Ohio 44101 (216) 222-2000, as Trustee. National City Bank is a national banking association and a wholly-owned subsidiary of National City.

     The Trust Fund maintained under each of the Plans is divided into thirteen Investment Funds: (i) the Armada Large Cap Growth Fund, (ii) Barclays Global Investors Bond Index Fund, (iii) the Armada Money Market Fund, (iv) the NCC Stock Fund, (v) the National City Capital Preservation Fund, (vi) the Armada Small Cap Value Fund, (vii) the Armada Large Cap Value Fund, (viii) the Armada S&P 500 Index Fund, (ix) the Armada Balanced Allocation Fund, (x) the Templeton Institutional Funds, Inc. Foreign Equity Series, (xi) the Vanguard PRIMECAP Fund (Admiral Shares), (xii) the Franklin Small-Mid Cap Growth Fund, and (xiii) Vanguard Small-Cap Index Fund. National City may from time to time add or delete Investment Funds.

     The Plans allow for the appointment of an independent agent to make purchases and sales of National City Common Stock for the NCC Stock Fund. The independent agent currently appointed is Victory Capital Management Inc., an affiliate of KeyBank, a national banking association located in Cleveland, Ohio.

     YOU SHOULD READ EACH INVESTMENT FUND'S PROSPECTUS FOR MORE INFORMATION BEFORE DECIDING TO INVEST IN ANY PARTICULAR FUND.

ARMADA LARGE CAP GROWTH FUND

     Except as otherwise described below, the investment objective of the Armada Equity Growth Fund is to provide capital appreciation by investing in a diversified portfolio of publicly traded large cap equity securities. The fund will normally invest at least 80% of its assets in a diversified portfolio of common stocks and securities convertible into common stocks of companies with large stock market capitalization. The fund may invest up to 20% of its total assets at the time of purchase in foreign equity securities. The fund's adviser considers factors such as historical and projected earnings growth, earnings quality and liquidity when buying and selling securities for the fund.

BARCLAYS GLOBAL INVESTORS BOND INDEX FUND

     Except as otherwise described below, the investment objective of the Barclays Global Investors Bond Index Fund is to provide a moderate level of income by investing in a broad group of U.S. Government and high-quality corporate bonds (fixed-income securities) as represented by the Lehman Brothers Aggregate Bond Index. The fund's benchmark, the Lehman Brothers Aggregate Bond Index, consists of approximately 6,000 securities including U.S. Treasury and federal agency debt, and investment-grade corporate bonds. The breakdown between the two types of fixed income securities is approximately 60% government and 40% corporate bonds, and each has a minimum remaining maturity of greater than 1 year. The fund invests in a representative sample of these bonds and attempts to cost-effectively replicate the returns of the index.

ARMADA MONEY MARKET FUND

     Except as otherwise described below, the investment objective of the Armada Money Market Fund is to provide a high level of current income as well as the liquidity and stability of principal. The Armada Money Market Fund invests in a variety of high quality money market securities, including certificates of deposit and other obligations issued by domestic and foreign banks, as well as commercial paper. The adviser also invests in securities issued or guaranteed by the U.S. Government or its agencies (government obligations) and repurchase agreements collateralized by government obligations and issued by financial institutions such as banks and broker-dealers. High quality money market instruments are securities that present minimal credit risks as determined by the adviser and generally include securities that are rated at the time of purchase by a major rating agency in the highest two rating categories for such securities, and certain securities that are not rated but are of comparable quality as determined by the adviser.

NCC STOCK FUND

     Except as otherwise described below, the investment objective of the National City Stock Fund (the "NCC Stock Fund") is to invest in the common stock of National City to the extent consistent with the fund's liquidity needs. The majority of all of the assets of the fund will normally be invested in shares of National City Common Stock. However, the fund may also hold cash for fund liquidity purposes. Pending the purchase of shares of National City Common Stock, the fund may also invest in money market instruments. Absent unusual circumstances, the percentage of fund assets held in cash or money market instruments will not exceed 5%. The NCC Stock Fund is valued in units, not shares, therefore the current market price of National City Common Stock may not provide you with accurate investment performance on any given day.

NATIONAL CITY CAPITAL PRESERVATION FUND

     Except, as otherwise described below, by using stable value funds, the investment objective of the National City Capital Preservation Fund is to provide a stable rate of return while preserving principal. Stable value funds typically invest in contracts, primarily from insurance companies that specify a given rate of return. The underlying securities of stable value funds commonly are shorter-term, higher-quality fixed income securities. Unlike other types of investment funds that invest directly in securities which are typically marked to market daily, stable value funds carry the value of their contracts at book value -- that is, at their purchase price. Stable value funds therefore tend to offer stability of principal. The long-term returns of stable value funds, however, may be modest.

ARMADA SMALL CAP VALUE FUND

     Except as otherwise described below, the investment objective of the Armada Small Cap Value Fund is to provide capital appreciation by investing in a diversified portfolio of value oriented, publicly traded small companies with capitalizations between $100 million and $3 billion. The fund is for aggressive investors who are willing to accept greater risk in the pursuit of higher investment returns. The fund will normally invest at least 80% of its total assets in the common stocks of small capitalization companies. In buying and selling for the fund, the adviser uses a value-oriented approach. The adviser focuses on securities of companies that offer good value and good news. The adviser generally seeks to invest in equity securities based upon price/earnings, price/book and price/cash flow ratios which are lower than the market averages.

ARMADA LARGE CAP VALUE FUND

     Except as otherwise described below, the investment objective of the Armada Large Cap Value Fund is to provide capital appreciation by investing in a diversified portfolio of publicly traded larger capitalization (large cap) equity securities. The fund is for investors who seek to grow their principal and can tolerate some fluctuations in the value of their investments. The fund invests in large companies, comparable to those in the Russell 1000 Value Index. Under normal circumstances, at least 80% of the fund's net assets plus any borrowings for investment purposes will be invested in securities issued by large cap companies. The adviser will generally dispose of securities when they fail to satisfy investment criteria. The fund is managed with a value approach, exhibiting aggregate valuation characteristics such as price/earnings, price/book and price/cash flow ratios which are at a discount to the market averages. Additional factors, such as private market value, balance sheet strength, and long-term earnings potential are also considered in stock selection.

ARMADA S&P 500 INDEX FUND

     Except as otherwise described below, the Armada S&P 500 Index Fund's investment objective is to provide investment results that, before fund expenses, approximate the aggregate price and dividend performance of the securities included in the S&P 500 Composite Index by investing in securities comprising the S&P 500 Composite Index. Under normal circumstances, at least 80% of the fund's net assets plus any borrowings for investment purposes will be invested in stocks of companies included in the S&P Composite Index. The adviser makes no attempt to "manage" the fund in the traditional sense (i.e., by using economic, financial or market analysis).

ARMADA BALANCED ALLOCATION FUND

     Except as otherwise provided below, the investment objective of the Armada Balanced Allocation Fund is to provide long-term capital appreciation and current income. The fund intends to invest 45% to 75% in equity securities, 25% to 55% of its net assets in investment grade fixed income securities such as corporate bonds and U.S. Government securities and up to 30% of its net assets in cash and cash equivalent securities. The fund may invest up to 20% of its total assets at the time of purchase in foreign securities (which includes common stock, preferred stock and convertible bonds of companies headquartered outside the United States). The equity portion of the portfolio will be invested in common stocks with market capitalization of $100 million or more.

     The fund also invests in the common stock of small capitalization companies. The adviser buys and sells equity securities based on their potential for long-term capital appreciation.

     The fund invests the fixed income portion of its portfolio of investments in a broad range of investment grade debt securities (which are those rated at the time of investment in one of the four highest rating categories by a major rating agency) for current income. If a fixed income security is downgraded, the adviser will re-evaluate the holding to determine whether it is in the best interests of investors to sell. The adviser buys and sells fixed income securities and cash equivalents based on a number of factors, including yield to maturity, maturity, quality and the outlook for particular issuers and market sectors. The fund invests in cash equivalent, short-term obligations for stability and liquidity.

TEMPLETON INSTITUTION FUNDS, INC. FOREIGN EQUITY SERIES

     Except as otherwise described below, the investment objective of the Templeton Institutional Funds, Inc. Foreign Equity Series is long-term capital growth. Under normal market conditions, the fund invests at least 80% of its assets in foreign (non-U.S.) equity securities. The fund may also invest a portion of its assets in smaller companies. The fund considers smaller company stocks to be generally those with market capitalizations of less than $1 billion. The fund also invests in American, European and Global Depository Receipts, which are certificates typically issued by a bank or trust company that gives their holders the rights to receive securities issued by a foreign or domestic company. The fund may use certain derivative strategies seeking to protect its assets, implement a cash or tax management strategy or enhance its return. When choosing equity investments for this fund, the adviser applies a "bottom up," value-oriented, long-term approach, focusing on the market price of a company's securities relative to the adviser's evaluation of the company's long-term earnings, asset value and cash flow potential.

VANGUARD PRIMECAP FUND (ADMIRAL SHARES)

     Except as otherwise described below, the investment objective of Vanguard PRIMECAP Fund (Admiral Shares) is to seek long-term capital appreciation. It pursues its objective by investing primarily in common stocks selected for their growth potential. The fund normally concentrates its investments in a core group of 20-30 common stocks.

     The fund may invest substantially all of its assets in common stocks if its portfolio manager believes that the common stocks will appreciate in value. The portfolio manager generally seeks to identify individual companies with earnings growth potential that may not be recognized by the market at large. The fund's portfolio consists predominately of mid-and large-capitalization stocks. Realization of income is not a significant consideration when choosing investments for the fund. Income realized on the fund's investments will be incidental to its objective.

FRANKLIN SMALL-MID CAP GROWTH FUND

     Except as otherwise described below, the investment objective of the Franklin Small-Mid Cap Growth Fund is long-term capital growth. The fund invests primarily in common stocks of small- and mid-cap U.S. companies.

     Under normal market conditions, the fund will invest at least 80% of its total assets in the equity securities of U.S. small capitalization (small-cap) companies and in the equity securities of U.S. mid capitalization (mid-cap) companies. For this fund, mid-cap companies are those companies with market cap values not exceeding $8.5 billion, and small-cap companies are those companies with market cap values not exceeding: (i) $1.5 billion; or (ii) the highest market cap value in the Russell 2000 Index, which consists of 2,000 small companies that have publicly traded securities; whichever is greater, at the time of purchase. Market capitalization is defined as share price multiplied by the number of common stock shares outstanding. The manager may continue to hold an investment for further capital growth opportunities even if the company is no longer a small-cap.

     In addition to its main investments, the fund may invest in equity securities of larger companies. When suitable opportunities are available, the fund may also invest in initial public offerings of securities, and may invest a very small portion of its assets in private or illiquid securities, such as late stage venture capital financings. An equity security represents a proportionate share of the ownership of a company; its value is based on the success of the company's business, any income paid to stockholders, the value of its assets, and general market conditions. Common stocks and preferred stocks, and securities convertible into common stock, are examples of equity securities.

     The manager is a research driven, fundamental investor, pursuing a growth strategy. As a "bottom-up" investor focusing primarily on individual securities, the manager chooses companies that it believes are positioned for rapid growth in revenues, earnings, or assets. The manager relies on a team of analysts to provide in-depth industry expertise and uses both qualitative and quantitative analysis to evaluate companies for distinct and sustainable competitive advantages. Advantages, such as a particular marketing or product niche, proven technology, and industry leadership are all factors the manager believes point to strong long-term growth potential. The manager diversifies the fund's assets across many industries, but from time to time may invest substantially in certain sectors such as healthcare, cyclicals and financials, and sales of defensive investments in sectors such as energy.

     When the manager believes market or economic conditions are unfavorable for investors, is unable to locate suitable investment opportunities, or seeks to maintain liquidity, it may invest all or substantially all of the fund's assets in short-term investments, including cash or cash equivalents. Under these circumstances, the fund may temporarily be unable to pursue its investment goal.

VANGUARD SMALL-CAP INDEX FUND

     Except as otherwise described below, the Vanguard Small-Cap Index Fund seeks to track the investment performance of the Morgan Stanley Capital International(R) (MSCI(R)) US Small Cap 1750 Index, a broadly diversified index of stock of smaller U.S. companies. The fund will typically invest at least 80% of its assets in stocks that make up the MSCI(R) US Small Cap 1750 Index or attempt to replicate such index through similar investments. The fund may also invest no more than 5% of its assets in foreign securities to the extent necessary to carry out its investment strategy.

ADDITIONAL INFORMATION ABOUT THE INVESTMENT FUNDS

     Cash requirements and restrictions on transfers will be periodically evaluated. You will be notified of any changes made to these requirements and restrictions.

     With respect to each of the Investment Funds the Trustee retains necessary administrative rights typically kept by trustees to make in-kind distributions or to terminate the fund (with potential in-kind distributions).

     See Investment of Funds on page 22, for historical financial data relating to each of the Investment Funds.

OPERATIONS OF THE TRUST FUND

     - The Trustee maintains your Accounts reflecting your contribution elections and the Employer Matching Contributions and any other amount held under the Plan.

     - Your Accounts are subdivided to show the portion of each account invested in each Investment Fund. You will receive a statement at least once a year that shows the current value of your Account based on contributions and investment earnings or losses, if they apply.

     - Investment results are also available daily by accessing the Benefits Information and Enrollment System by logging onto www.ncHRonline.com or by calling HR Infoline at 1-888-881-1121 (press 1, 1).

     - You may invest all of your contributions in any of the thirteen Investment Funds or divide your contributions among the funds in 1% increments. You must make your investment selections when you enroll in the Plan. If you fail to make a selection, your contributions will be invested in the ARMADA MONEY MARKET FUND.

     - Your investment selections will remain in effect for all future contributions until you change your investment selection. These changes will be effective upon your next pay deferral.

     - You may change your existing balances once per calendar day. Any changes made, if completed by 4:00 p.m. eastern time, will be effected at market prices at the close of business on that business day (if it is a business day), while changes made after 4:00 p.m. eastern time, will be effected at market prices at the close of business the next business day (if it is a business day). Your investments will only be made on business days.

     - Transfers of existing balances from the National City Capital Presentation Fund directly into the Armada Money Market Fund and/or Barclays Global Investors Bond Index Fund are not permitted.

     - Your investment selection will not be affected by a change in the amount you contribute to the Plan.

ACCOUNT VALUATION AND OPERATION

     As of the close of business on each business day, the Trustee will determine the fair market value of all assets in each Investment Fund. The Trustee will then determine the net gain or loss of each Investment Fund from the business day before and allocate such gain or loss in proportion to the amount you have invested in each fund in your Account. The Trustee's decisions as to the market value of all assets and the gain or loss on each fund is conclusive and binds you if you have an interest in such fund.

     The Trustee has broad discretionary powers under the Plans to invest and reinvest the principal and income of the Investment Funds in the Trust Fund. The Trustee has the discretion to do all such things as it may deem necessary or advisable to carry out the purposes of the Plans, which may include, (i) the power to borrow money and pledge the assets of the Trust Fund as security thereof, (ii) to commingle the assets of the Trust Fund with assets of other trusts through the medium of the Trust Fund, and (iii) to vote upon any stocks or other securities, except National City Common Stock, as otherwise described below.

     The Trustee in its discretion instructs the independent agent to purchase securities for the Trust Fund. The independent agent will purchase securities for the Trust Fund, including National City Common Stock in the open market or through private purchase at the current market price. The independent agent will select brokers to make these transactions.

     The Trustee and the independent agent may both be removed at any time with or without cause. The Trustee and the independent agent may also resign. In the case of resignation or removal, National City is given the power to appoint a successor Trustee or independent agent.

     Expenses of the Trustee necessary for the administration of the existing Investment Funds, including any taxes assessed to each fund, will generally be charged to such fund. However, any extraordinary expenses incurred with respect to your interest in the Trust Fund will be charged to your Account, at the discretion of the Trustee and subject to the Administrative Committee's approval. Subject to any changes in the future, all other expenses of the Trustee and any other compensation of the Trustee will be paid by the Employers or the fund.

     National City Investment Management Company, a Michigan corporation and a wholly-owned indirect subsidiary of National City, serves as the investment advisor for the Armada Funds. An investment advisory fee is paid by the Armada Funds. Investment advisory fees are computed daily and paid monthly based on the average net assets of each fund. (Please see the prospectus of each fund for specific fee information).

VOTING RIGHTS

     You will have the right to vote or direct the Trustee to vote the shares of National City Common Stock deemed allocated to your Account in the NCC Stock Fund. The Trustee will give you proxy information and other materials which are also given to other National City stockholders. You will have an opportunity to vote or direct the Trustee to vote the shares of National City allocable to your Account. If the Trustee does not receive timely directions from you to vote the shares of National City

Common Stock allocated to your Account in the Plans, the Trustee will vote those shares in proportion as directed by other participants in each Plan acting in their capacity as fiduciaries thereunder.

     With the exception of the NCC Stock Fund, you will not be able to vote or direct the Trustee to vote the interest you may have in any of the other Investment Funds.

   TENDER OFFERS:

     In the event of a tender offer for National City Common Stock, you may direct the Trustee, on a form provided by the Trustee, to tender or sell all or a portion of the shares of National City Common Stock that are allocable to your Account. The cash proceeds of the tender or sale will be invested as of the next business day in the Investment Funds at your direction. If you do not make such a direction, the cash proceeds will go into the Armada Money Market Fund, and any other proceeds will be held in the NCC Stock Fund pending your direction. The Trustee will tender or sell only those shares of National City Common Stock directed by you.

     During a tender offer, (i) no investment shall be made in National City Common Stock, but at the direction of the Trustee, assets of the NCC Stock Fund other than stock will remain uninvested or will be invested in obligations or instruments which are appropriate investments for the Armada Money Market Fund; (ii) contributions to the Trust Fund will only be made in cash; and (iii) no portion of the interest in the Trust Fund allocated to your Account will be distributed to, or transferred to another Investment Fund pursuant to your investment selection.

     Except as provided above with respect to National City Common Stock, the Trustee shall vote all securities held in the Trust Fund.

   THE EMPLOYEE STOCK OWNERSHIP PLAN (ESOP):

     As described above, you may direct the Trustee to vote shares of National City Common Stock allocated to your Account. There are no unallocated shares of National City Common Stock held by the ESOP.

DISTRIBUTIONS AND WITHDRAWALS

   NCC STOCK FUND DIVIDEND ELECTION:

         If you are a participant in the NCC Stock Fund, you may have your National City Common Stock dividends reinvested in the NCC Stock Fund, or you may elect to receive your dividends in cash. These dividends will be based on the number of shares allocated to the units held in the NCC Stock Fund. Because the NCC Stock Fund is valued in units not shares, the amount of units you hold will not exactly equal 1 unit to 1 share of National City Common Stock.

         If you choose to receive your dividends in cash, you will not be subject to the 10% early withdrawal penalty. By electing to receive your dividends in cash, you may, however, deplete the ability to meet your future retirement needs.

         If you elect to receive your dividends in cash, you will receive a dividend check separate from your regular paycheck. You must pay taxes (but not social security or early withdrawal penalty taxes) on the dividends you receive, even though no taxes will be withheld on your dividend check. (See Federal Tax Consequences).

   QUALIFICATION:

         You will be eligible to receive distributions under the Plans in the event of (i) any voluntary or involuntary termination of employment, (ii) retirement or disability as defined in the Plans, (iii) application after attaining age 59 1/2 without termination of employment. Transfers or other changes in employment among National City's affiliates are not deemed a termination of employment or retirement for the purposes of the Plans. You may, under certain circumstances borrow from the Trust Fund and may be eligible to make a hardship withdrawal with respect to your contributions under the Plans.

   (i) If you have attained age 59 1/2, you may take up to two (2) distributions during any calendar year while still employed. You will be suspended from contributing to the Plans for the remainder of such calendar year following the second distribution.

   (ii) If your employment is terminated by reason of death, retirement or permanent disability, you or your beneficiary may elect to receive the entire interest under the Plans in a lump sum payment and/or in annual, quarterly or monthly installments over a term not exceeding your life expectancy or the life expectancy of your beneficiary.

       (a) Permanent disability means any physical or mental impairment of a presumably permanent and continuous nature which the Administrative Committee determines renders you incapable of performing the duties which you were employed to perform.

       (b) Beneficiary means your surviving spouse (if applicable), or with written consent of your spouse (if you are married), the person you have designated as such in a written instrument filed with the Administrative Committee or, in the absence of such designation, your surviving spouse, your surviving children (natural or adopted), your surviving parents, or your estate, in that order.

         The method of distribution in the event of death, retirement or permanent disability will be at your election. If your employment with National City, NPI or any of their subsidiaries is terminated for any other reason, your interest under the Plans will be distributed to you in a lump-sum payment.

   DISTRIBUTIONS:

         Generally, under both the 401(k) and ESOP provisions of the Plans, you or your beneficiary will determine when distributions will begin and when they will be made, but in no event earlier than 30 days after the earlier of (i) your termination of employment, (ii) your disability; (iii) your death; (iv) your reaching age 59 1/2; and no later than (v) April 1 of the year after you have reached age 70 1/2. If you are 70 1/2 and you are an active employee, you may delay your distribution until you retire from National City, NPI or any of their subsidiaries.

         Distributions shall be made as soon as practicable after any termination of employment if the distributable amount is $5,000 or less. Amounts not distributed after termination of employment shall be invested in any fund as you or your legal representative may direct, so long as such amounts remain in the Trust Fund.

         In the event that you are rehired by National City, NPI or any of their subsidiaries, any distribution being made or about to be made because of your prior termination of employment will be suspended.

         If you die before your benefit payments begin under the Plans, your interest under the Plans must be paid over a period of five years or less, unless it is to be paid over the life of your beneficiary (or over a period not extending beyond your beneficiary's life expectancy). The distribution begins no later than the December 31st of the year following the year of your death to a beneficiary who is not your surviving spouse and no later than the day you would have attained age 70 1/2 to your surviving spouse. However, if a distribution to you has commenced prior to your death, such distribution may continue to any beneficiary over the period originally selected by you.

   HARDSHIP WITHDRAWALS:

         If you suffer a severe hardship, the Administrative Committee, upon your written application, may allow you to immediately withdraw part of your interest under the Plans as the Administrative Committee deems necessary to alleviate the hardship. Generally, the circumstances which may qualify you to make a hardship withdrawal are:

       - Medical expenses incurred by (or required to be paid in advance to obtain medical treatment) you, your spouse, or your dependent(s),

       - Tuition expenses, related education fees, and room and board expenses for the next twelve months of post secondary education for you, your spouse or your dependent(s),

       - Purchase of a principal residence for the participant,

       - Payment to prevent your eviction from or foreclosure of your principal residence,

       - Payment of a debt to avoid insolvency, or

       - Other expenses, if any, that are defined as being immediate and heavy financial need, in accordance with the regulations prescribed by the Secretary of the Treasury.

         There is no minimum amount to hardship withdrawals. However, before a hardship withdrawal can be made, you must first:

       - Withdraw any other amounts available to you from the Plans,

       - Obtain any non-taxable loans currently available to you from the Plans or any other tax-qualified plan maintained by National City, NPI or any of their subsidiaries, and

       - Certify that you have no other sources of funds to satisfy the financial obligations imposed by the hardship.

         Hardship withdrawals are limited to the amount needed to cure the hardship (including taxes and penalties that result from the withdrawal - See Federal Tax Consequences).

         Hardship withdrawals will be applied against your Account, which may be withdrawn in full except for income earned after January 1, 1989. The withdrawal will be liquidated from each of the Investment Funds, in accordance with uniform procedures established by the Administrative Committee. IF YOU HAVE MADE A HARDSHIP WITHDRAWAL, YOUR CONTRIBUTIONS MADE THROUGH PAYROLL DEDUCTIONS WILL BE SUSPENDED FOR SIX MONTHS.

   LOANS:

         You may borrow a portion of your interest in the Trust Fund from your Account, provided that you have directed liquidation of a sufficient portion of your interest in one or more of the Investment Funds sufficient to provide the loan funds. Each loan will be secured by, and constitute a first lien against 50% of your interest in the Trust Fund and will be evidenced by a promissory note specifying a reasonable rate of interest and a repayment period of five (5) years or less, but in no event later than your death or termination of employment with National City, NPI or any of their subsidiaries.

         Each loan to you will be treated as an asset of the Trust Fund held solely for your benefit, and payments of principal and interest on such loan will be invested as of the next business day in one or more of the Investment Funds in accordance with your current investment selection. Loan principal and interest is repaid to your Account through payroll deductions. The interest rate charged on your loans is set at the time the loan is requested.

         Loans may be paid off in full at any time without prepayment penalties. You may request a loan once in each 12-month period and may have up to two outstanding loans at a time.

         UNDER THE PLANS, IF YOU MAKE A HARDSHIP WITHDRAWAL YOU MAY NOT MAKE CONTRIBUTIONS TO THE PLANS OR APPLY FOR A LOAN FOR AT LEAST SIX MONTHS.

   FORM OF DISTRIBUTIONS:

         All distributions and withdrawals under the Plans will be in cash, except that you may elect to receive a distribution or withdrawal (but not a loan) from the Plans in whole shares of National City Common Stock. The Trustee retains the necessary administrative rights to make in-kind distributions.

         There are no restrictions on resales of the securities distributed under the Plans other than those provided by law if you are an affiliate of NPI or National City or deemed to be in a control relationship with NPI or National City.

ROLLOVER ACCOUNTS

     You may transfer proceeds received from qualified employee benefit plans of prior employers into the appropriate Plan by means of a rollover from such prior employer plan. Such transfers may only be of assets eligible to be transferred by a qualified rollover, and must be approved by the Administrative Committee and the Trustee in order to qualify for such treatment.

     Each rollover shall be separately accounted for by the Trustee and shall be 100% vested in the Employee rollover source. Investment of such rollover accounts shall be effected in the same way as your present Plan balances.

ADMINISTRATION

     Generally, National City is responsible for the administration of the Plans. However, each Plan provides for the establishment of an Administrative Committee consisting of three or more persons who may be (but are not required to be) Participants, employees or directors of an Employer. The Plans provide that there is to be one Administrative Committee responsible for the administration of both Plans, and that committee is referred to in this Prospectus as the "Administrative Committee". National City has the power to fix the terms of the members of the Administrative Committee, to remove any of them and to appoint successors to fill any vacancies. The members of the Administrative Committee serve without compensation (unless National City provides for the compensation of non-employee members). The names of the members of the Administrative Committee are: James R. Bell, III; Jeffrey D. Kelly; Shelley J. Seifert and David L. Zoeller. Each member of the Administrative Committee is an officer or director of National City, NPI or any of their subsidiaries. The complete address of the Administrative Committee is:

                             c/o NATIONAL CITY CORPORATION
                             Corporate Human Resources
                             Locator -- #2263
                             1900 East Ninth Street
                             Cleveland, Ohio 44114

     The Chair of the Administrative Committee is Shelley J. Seifert and is the person to whom all requests for information should be delivered. Written requests should be addressed to the above address.

     The Administrative Committee is given the authority to (i) adopt rules for the administration of the Plans, (ii) delegate its duties to members or agents,
(iii) interpret the provisions of the Plans, (iv) determine your rights and status under the Plans, (v) make findings of fact in the case of disputes, (vi) make determinations with respect to benefits payable and the persons entitled thereto and (vii) instruct the Trustee as to benefits to be paid and furnish any other information needed by the Trustee in making distributions or withdrawals from and investments in the Investment Funds.

NONTRANSFERABILITY OF RIGHTS

     Except for loans to you and except as provided by federal income tax laws or as otherwise permitted by law, no rights or interest of any kind of you or your beneficiary are transferable or assignable, nor are any such rights or interests subject to alienation, anticipation, encumbrance, garnishment, attachment, execution or levy of any kind, voluntary or involuntary.

AMENDMENT OR TERMINATION

     National City intends to continue the Plans indefinitely but has reserved the right to terminate or amend the Plans at any time and in any manner that it may deem advisable without the consent of the Employer or any person.

     If any of the Plans are terminated, all future contributions under the terminated Plans will cease, but no termination or amendment will decrease the amount to be contributed by your Employer for any calendar year prior to the year of termination or amendment. In the event of the termination of either of the Plans, the Trust Fund will continue to be administered as if that Plan had not been terminated.

     If your Employer withdraws from a Plan, the Plan is terminated with respect to its employees. An Employer may withdraw from a Plan at any time by filing a written election with the Administrative Committee. In the event of the sale of all or a substantial portion of the operating assets of an Employer and the transfer of affected employees to the purchaser, such Employer will be deemed to have withdrawn from a Plan with respect to such employees unless both the Employer and the Administrative Committee agree in writing to the Employer's continued participation in that Plan. At the request of a withdrawing Employer, the Administrative Committee in its discretion may direct the Trustee to transfer to a successor qualified plan and trust of such Employer, the portion of the Trust Fund representing the interest therein of employees of such Employer.

     The Plans are intended to qualify under Sections 401(a) and 501(a) of the Internal Revenue Code and National City has received rulings from the Internal Revenue Service to that effect with respect to SIP and SIP 2.

EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974

     Each Plan is subject to some, but not all, of the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). It is subject to all of the provisions of Title I, except Part 3 which basically deals with the funding of defined benefit pension plans. It is subject to all of the applicable provisions of Title II and Title III of ERISA. It is not subject to Title IV of ERISA, which provides for insurance of pension benefits in the event of the termination of a pension plan.

     Title IV of ERISA sets up a program of termination insurance to guarantee benefits of pension plans that are not fully funded. For the reasons described above, such insurance protection is not necessary with respect to payment of benefits pursuant to the Plans.

                                    MERGERS

ELIGIBILITY, PARTICIPATION

     In the case of employees who become eligible to participate in the Plans as a result of a merger or acquisition, only hours of service after such merger or acquisition will be counted in determining eligibility to participate in the Plans unless the Administrative Committee decides otherwise.

                              INVESTMENT OF FUNDS

     Set forth below are the investment results, computed on a percentage of increase or decrease, for each of the Investment Funds described herein, for the period commencing January 1, 1999 through December 31, 2003. The returns shown for the Armada Funds, Templeton Fund, and Franklin Small-Mid Cap Growth Fund I are net of fees. Please be aware that current performance may be different than shown.

       PERFORMANCE -- TOTAL RETURNS          1999      2000      2001      2002     2003
       ----------------------------         ------    ------    ------    ------    -----
NCC Stock Fund #1(1)......................  -31.53%    28.05%     5.80%    -2.55%   28.88%
NCC Stock Fund #2(1)......................  -31.44%    26.99%     5.72%    -2.43%   10.96%
Franklin Small-Mid Cap Growth Fund I(2)...   97.08%    -9.80%   -20.37%   -29.42%   38.01%
Armada Large Cap Growth Fund(3)...........   22.98%    -5.21%   -16.31%   -28.17%   20.10%
Armada S&P 500 Index Fund(4)..............   20.61%    -9.20%   -12.22%   -22.33%   28.04%
Armada Small Cap Value Fund...............    7.91%    33.60%   -17.32%   -10.56%   38.98%
Templeton Instl Fund: Foreign Equity
  Series..................................   27.34%    -5.86%   -12.11%   -14.80%   42.61%
Armada Balanced Allocation Fund...........   15.27%     1.66%    -6.85%   -13.69%   22.26%
National City Capital Preservation Fund...    5.82%     6.17%     5.83%     5.43%    4.58%
Armada Money Market Fund..................    4.92%     6.22%     3.91%     1.47%    0.78%
Armada Large Cap Value Fund(5)............   -0.14%    11.62%    -3.79%   -15.04%   27.18%
Barclays Global Investors Bond Index
  Fund....................................   -2.70%    11.76%     8.80%     9.91%    3.92%
Vanguard Small-Cap Index Fund(6)..........     N/A       N/A      3.17%   -19.95%   45.76%
Vanguard PRIMECAP Fund (Admiral
  Share)(7)...............................     N/A       N/A       N/A    -24.47%   37.96%

---------------

(1) The results for NCC Stock Fund #2 are year-to-date September 30, 2003 as it was merged into NCC Stock Fund #1 as of October 2, 2003.

(2) Performance history for Franklin Small-Mid Cap Growth Fund I refers to the fund's performance before the fund's name was changed as of September 1, 2001. The fund's holdings may have changed and may not represent current or future portfolio composition.

(3) On October 1, 2003, the name of the Armada Equity Growth Fund was changed to Armada Large Cap Growth Fund.

(4) On October 1, 2003, the name of Armada Equity Index Fund was changed to Armada S&P 500 Index Fund.

(5) On March 1, 2001, the name of the Armada Equity Income Fund was changed to Armada Large Cap Value Fund.

(6) The Vanguard Small-Cap Index Fund inception date was December 2000, therefore there are no historical investment results available for 1999 and 2000.

(7) The Vanguard PRIMECAP Fund (Admiral Shares) inception date was November 2001, therefore there are no historical investment results available for 1999, 2000 and 2001.

                            FEDERAL TAX CONSEQUENCES

     The following discussion of certain of the United States federal income tax consequences of participation in the Plans is merely intended to help you understand the current federal income tax rules that generally apply. The discussion is based on the United States federal income tax laws and regulations as currently in effect and your Employer will not necessarily undertake to apprise you of any changes to such laws and regulations. Because the actual United States federal income tax impact on you will depend upon your own particular circumstances, the following discussion does not address every possible United States federal income tax effect of participation in the Plans. Nor does the following discussion address United States federal estate or gift tax effects or any state, local or foreign tax consequences. YOU ARE RESPONSIBLE FOR YOUR OWN TAX FILING AND PAYMENT OBLIGATIONS IN CONNECTION WITH PARTICIPATION IN THE PLANS. YOU SHOULD, THEREFORE, SEEK AND RELY UPON THE ADVICE OF THEIR OWN COMPETENT PROFESSIONAL ADVISORS ON ALL TAX MATTERS RELATING TO THE PLANS.

     Under present law, if a Plan meets the requirements of Sections 401(a), 401(k) and 501(a) of the Internal Revenue Code:

         (i) Contributions will reduce the amount of your earnings otherwise includable in gross income for federal income tax purposes but not for purposes of Social Security taxes. The maximum amount of contributions which may be excluded from your gross income is limited by the tax regulations. The maximum amount so excludable in 2004 is $13,000; that amount may change in years thereafter.

         (ii) Employer Matching Contributions will not be included in your gross income for federal income tax purposes when made.

         (iii) You otherwise will not become subject to federal income taxes with respect to your participation in the Plans until the amounts in your Account are withdrawn or distributed to you.

         (iv) If you receive a distribution of your entire interest in the Plans you will be subject to federal income tax, at ordinary income rates, on the excess of the amount received over the sum of (a) any prior after-tax contributions not theretofore withdrawn and (b) any net unrealized appreciation in shares of National City Common Stock included in the distribution. Net unrealized appreciation generally is the increase in the value of the employer stock while it was held by the Plan. The portion of the withdrawal includable in gross income may be subject to an additional 10% tax as discussed in paragraph (x) below.

         (v) If you receive your entire interest in the Plans (and your entire interest in similar plans required to be aggregated under the Internal Revenue Code) within one taxable year, either on account of retirement or termination of employment, or after you reach age 59 1/2 (a "lump sum distribution"), special rules will generally apply to any gain realized by you on such lump sum distribution. Your gain will be the excess of the amount received over the sum of (a) your after-tax contributions not previously withdrawn and (b) if you elect, any net unrealized appreciation (as defined in paragraph (iv) above) in shares of National City Common Stock included in the distribution (regardless of whether such shares are attributable to your after-tax contributions). Such gain will be considered to be ordinary income for federal income tax purposes. In certain instances, if you were born before 1936, special ten-year averaging treatment may be applied to the otherwise ordinary income. Otherwise the distribution will be taxable under the ordinary federal income tax rules.

         (vi) The tax basis of any shares of National City Common Stock received in a lump-sum distribution described in paragraph (v) above will be the fair market value of such shares less any net unrealized appreciation (as defined in paragraph (iv) above) in such shares on which tax was deferred. Any gain on the subsequent disposition of such shares (including any net unrealized appreciation in excess of the tax basis) will be taxed as a capital gain.

         (vii) If your distribution is not a lump-sum distribution, the distribution will be allocated between a portion representing return of your after-tax contributions, if any (not taxable), and the remainder of the distribution, which will be taxed as ordinary income when received, provided that if the distribution includes shares of National City Common Stock, any net unrealized appreciation (as defined in paragraph (iv) above) in the shares attributable to your after-tax contributions will not then be taxable but will be taxed on their disposition as described in paragraph
     (vi).

         (viii) If you or your beneficiary receives your entire interest under the Plans within one taxable year, the special income tax provisions described in paragraph (v) may apply to the distribution.

         (ix) Under certain circumstances, a distribution to a recipient will not be included in your income at the time of distribution if you satisfy the requirements for "rolling over" such distribution (either by means of a "direct rollover" to an individual retirement account or to another employer's tax-qualified retirement plan (see xi below) or otherwise) in the manner and within the time required by the applicable provisions of the Internal Revenue Code.

         (x) If an individual who receives a distribution from the Plans is not age 59 1/2 at the date of such distribution, is not receiving the distribution as a beneficiary of a deceased Plan employee, is not disabled, is not receiving part of a series of substantially equal periodic installments over his life expectancy or over a joint life expectancy with a beneficiary, or who is not at least age 55 and separated from service, then an additional tax of 10% of the amount of the distribution included in the individual's gross income must be paid. The additional 10% tax does not apply to distributions made for deductible medical expenses, made to alternate payees pursuant to qualified domestic relations orders, or made as a return of contributions or Employer Matching Contributions, to the extent that such a return may be required by the Internal Revenue Service's nondiscrimination tests. The additional 10% tax does not apply to any part of the distribution which is "rolled over". (See paragraph (ix)).

         (xi) Except for distributions of substantially equal periodic payments over your life expectancy or the joint life expectancy of you and your beneficiary or over a period of 10 years or more, distributions which are taxable under the federal income tax provisions which are distributions of cash (not distributions of National City Common Stock) are generally "eligible rollover distributions" and are subject to mandatory 20% federal income tax withholding unless directly rolled over to an individual retirement account or another employer's tax-qualified retirement plan.

         (xii) Distributions from the Plans other than "eligible rollover distributions" will be subject to federal income tax withholding, unless you as the taxpayer elect not to have withholding apply.

     Pursuant to Section 404(k) of the Internal Revenue Code you will be given the opportunity to elect to receive a distribution of dividends on shares of National City Common Stock allocable to your account under the ESOP portion of the Plan. If you make such an election and receive such a distribution:

         (i) Dividends received by you pursuant to such an election will be subject to federal income tax, at ordinary income rates, in the year in which you receive them. Such amounts will not be subject to the 10% penalty tax, regardless of whether you are over age 59 1/2 at the date of distribution.

         (ii) Dividends received by you pursuant to such an election will not be eligible for rollover (by means of a "direct rollover" or otherwise) to an individual retirement account or another employer's qualified retirement plan.

         (iii) Dividends received by you pursuant to such an election will generally not be subject to mandatory federal income tax withholding.

     If you do not elect to receive a distribution of dividends on shares of National City Common Stock allocable to your account under the ESOP portion of the Plan, those dividends will continue to be credited to and reinvested in your account under the Plan. You will not be taxed on reinvested dividends until you receive your distribution under the Plan. For a description of the federal tax consequences of your receiving a distribution from your account under the Plan, please see pages 23-25 above.

     THE FOREGOING IS ONLY A SUMMARY AND, EXCEPT AS OTHERWISE NOTED, APPLIES ONLY TO UNITED STATES FEDERAL INCOME TAXES. THE LAW ON WHICH THE ABOVE DISCUSSION IS BASED IS SUBJECT TO CHANGE AT ANY TIME. FOR ADVICE AS TO BOTH FEDERAL INCOME TAXES AND OTHER TAXES AND FOR ADVICE ON YOUR SPECIFIC SITUATION NOW AND IN THE FUTURE, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR.

     Under present law, your Employer is allowed tax deductions for the contributions and Employer Matching Contributions made to the Plans and dividends subject to the election pursuant to Section 404(k).

                                    UPDATING

     From time to time, National City may update this Prospectus. National City will also deliver to you as Employees copies of their annual reports, proxy statements, and other communications distributed to shareholders of National City. Certain information contained in these documents also updates this Prospectus. All of these documents and the documents incorporated by reference are available to you without charge, upon written or oral request to National City Corporation, the attention of Betsy Figgie, Vice President and Manager, Investor Relations, National City Corporation, Department 2101, P.O. Box 5756, Cleveland, OH 44101-0756, telephone 1-800-622-4204.

     This Prospectus incorporates documents of National City by reference which are not presented herein or delivered herewith. The documents of National City so incorporated (other than certain exhibits to any such documents) are available to any person to whom a copy of this Prospectus has been delivered upon written or oral request to National City Corporation, Department 2101, P.O. Box 5756, Cleveland, Ohio 44101-0756, Attention: Betsy Figgie, Vice President and Manager, Investor Relations, and telephone number 1-800-622-4204, and will be furnished without charge.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The U.S. Securities and Exchange Commission or SEC allows National City to "incorporate by reference" the information filed with the SEC. This means:

     - Incorporated documents are considered part of the Prospectus;

     - National City can disclose important information to you by referring to those documents; and

     - Information that National City and the Plans file with the SEC will automatically update the Prospectus.

NATIONAL CITY

     The following documents filed by National City with the SEC are incorporated in this Prospectus by reference:

     - National City's Annual Report on Form 10-K for the year ended December 31, 2003;

     - National City's Current Reports on Form 8-K dated April 15, 2004, April 12, 2004 (Form 8-K/A), April 9, 2004, April 6, 2004, March 23, 2004, and
       March 19, 2004, March 17, 2004;

     - the description of National City Common Stock contained in the Amended and Restated Certificate of Incorporation of National City, as amended (filed as Exhibit 3.2 to National City's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000); and

     - all documents subsequently filed by National City pursuant to Sections 13(a), 13(c), 14 and 15(d) of the securities and Exchange Act prior to the filing of a post-effective amendment to National City's Registration Statement on Form S-8 relating to the Plans, as filed with the SEC, indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference and to be part of this Prospectus from the date of filing of such documents.

                                 LEGAL OPINIONS

     Certain legal matters, including the validity of the securities, will be passed upon by the National City Corporation Law Department. Members of the National City Corporation Law Department may beneficially own shares of National City Common Stock and/or participate in SIP.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited National City Corporation's consolidated financial statements included in National City Corporation's Annual Report on Form 10-K for the year ended December 31, 2003, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement filed with the SEC. Our consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                    PART I

                    INFORMATION REQUIRED IN THE PROSPECTUS


ITEM 1.  PLAN INFORMATION*


ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION*


            * The information called for by Part I of this Post-Effective Amendment No. 3 to Form S-8 is currently included in the description of the National City Savings and Investment Plan, and the National City Savings and Investment Plan No. 2 (the "Plans") to be delivered to eligible employees under the Plans and is not being filed with or included in this S-8 in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.





                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     National City Corporation ("National City") hereby incorporates in this Registration Statement by reference its annual Report on Form 10-K for the year ended December 31, 2003, its Current Reports on Form 8-K dated April 15, 2004, April 12, 2004 (Form 8-K/A), April 9, 2004, April 6, 2004, March 23, 2004, March
19, 2004, and March 17, 2004 and the description of National City Common Stock ("National City Common") set forth in the Amended and Restated Certificate of Incorporation of National City, as amended (filed as Exhibit 3.2 to National City's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000), each as filed with the Commission pursuant to the Exchange Act.


     All documents filed by National City pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that such statement is modified or superseded by a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein. Any such statement so modified or superseded shall be deemed not, except as so modified or superseded, to constitute a part of this Registration Statement.


     THIS REGISTRATION STATEMENT INCORPORATES DOCUMENTS OF NATIONAL CITY BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THE DOCUMENTS OF NATIONAL CITY SO INCORPORATED (OTHER THAN CERTAIN EXHIBITS TO ANY SUCH DOCUMENTS) ARE AVAILABLE TO ANY PERSON TO WHOM A COPY OF THIS REGISTRATION STATEMENT HAS BEEN DELIVERED UPON WRITTEN OR ORAL REQUEST TO NATIONAL CITY CORPORATION, 1900 EAST NINTH STREET, CLEVELAND, OHIO 44114, ATTENTION: BETSY FIGGIE, VICE PRESIDENT AND MANAGER INVESTOR RELATIONS, TELEPHONE NUMBER 1-800-622-4204, AND WILL BE FURNISHED WITHOUT CHARGE.


ITEM 4. DESCRIPTION OF SECURITIES

     The National City Common Stock to be offered pursuant to the Plans is registered under Section 12 of the Exchange Act.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Under Section 145 of the Delaware General Corporation Law (the "DGCL"), directors, officers, employees and other individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of National City -- a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of National City, and, regarding any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions. The DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to National City. To the extent that a person otherwise eligible to be indemnified is successful on the merits of any claim or defense described above, indemnification for expenses (including attorneys' fees) actually and reasonably incurred is mandated by the DGCL.

     Article VI of National City's By-laws provides that National City must indemnify, to the fullest extent authorized by the DGCL, each person who was or is made party to, is threatened to be made a party to, or is involved in, any action, suit or proceeding because he is or was a director, officer or employee of National City or of any subsidiary (or was serving at the request of National City as a director, trustee, officer, employee or agent of another entity) while serving in such capacity against all expenses, liabilities or loss incurred by such person in connection therewith. The amount of any indemnification to which any person shall otherwise be entitled under Article VI shall be reduced to the extent that such person shall otherwise be entitled to valid and collectible indemnification provided by a subsidiary of National City or any other source.

     Article VI of National City's By-laws also provides that National City may pay expenses incurred in defending the proceedings specified above in advance of their final disposition. National City may advance expenses to any director, officer or employee only upon delivery to National City of an undertaking by the indemnified party stating that he has reasonably incurred or will reasonably incur actual expenses in defending an actual civil or criminal suit, action or proceeding in his capacity as such director, officer or employee, or arising out of his status as such director, officer or employee, and that he undertakes to repay all amounts so advanced if it is ultimately determined that the person receiving such payments is not entitled to be indemnified.

     Finally, Article VI of National City's By-laws provides that National City may maintain insurance, at its expense, to protect itself and any of its directors, officers, employees or agents against any expense, liability or loss, regardless of whether National City has the power or obligation to indemnify that person against such expense, liability or loss under the provisions of
Article VI.

     The right to indemnification is not exclusive of any other right which any person may have or acquire under any statute, provision of National City's Certificate or By-laws, or otherwise. Additionally, no amendment to National City's Certificate can increase the liability of any director or officer for any act or omission by him prior to such amendment.


ITEM 8. EXHIBITS

     The following Exhibits are filed as part of this Registration Statement:

     4.1 Amended and Restated Certificate of Incorporation of National City Corporation, as amended, (filed as Exhibit 3.2 to National City Corporation's Quarterly Report on Form 10-Q for the quarter year ended September 30, 2000 and incorporated herein by reference).

     4.2 National City Corporation First Restatement of By-Laws adopted April 27, 1987 (As Amended through October 28, 2002) (filed as Exhibit 3.3 to Registrant's Quarterly Report on Form 10-Q for the quarter and nine months ended September 30, 2002, and incorporated herein by reference).

     5.1  Opinion of Counsel filed as Exhibit 5.1.

     10.1 Amendment No. 3 to the National City Savings and Investment Plan (as Amended and Restated effective January 1, 2001) filed as
            Exhibit 10.1.


     10.2 Amendment No. 3 to the National City Savings and Investment Plan No. 2 (as Amended and Restated effective January 1, 2001) filed as
            Exhibit 10.2.


     10.3 Amendment No. 4 to the National City Savings and Investment Plan (as Amended and Restated effective January 1, 2001) filed as
            Exhibit 10.3.

     23.1 Consent of Ernst & Young LLP, Independent Auditors for National City (filed as Exhibit 23.1).

     23.2 Consent of Law Department of National City (included in such Law Department's opinion filed as Exhibit 5.1 to this Registration Statement and incorporated herein by reference).

     24.1 Power of Attorney (filed as Exhibit 24.1 to Registration Statement No. 333-61712 dated May 25, 2001 and incorporated herein by reference).

ITEM 9. UNDERTAKINGS

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein; and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     "The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information."

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 3 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto, on this 19th day of April, 2004.


                                     NATIONAL CITY CORPORATION

                                     By /s/ Thomas A. Richlovsky
                                         ---------------------------------------
                                        Senior Vice President and Treasurer

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.


/s/ Jon E. Barfield                                    Director
-----------------------------------------------------
      Jon E. Barfield

/s/ Edward B. Brandon                                  Director
-----------------------------------------------------
      Edward B. Brandon

/s/ John G. Breen                                      Director
-----------------------------------------------------
      John G. Breen

/s/ James S. Broadhurst                                Director
-----------------------------------------------------
      James S. Broadurst

/s/ John W. Brown                                      Director
-----------------------------------------------------
      John W. Brown

/s/ Duane E. Collins                                   Director
-----------------------------------------------------
      Duane E. Collins

/s/ Sandra Austin Crayton                              Director
-----------------------------------------------------
      Sandra Austin Crayton

/s/ David E. Daberko                                   Director
-----------------------------------------------------
      David E. Daberko

                                                       Director
-----------------------------------------------------
      Daniel E. Evans

/s/ Joseph T. Gorman                                   Director
-----------------------------------------------------
      Joseph T. Gorman

/s/ Paul A. Ormond                                     Director
-----------------------------------------------------
      Paul A. Ormond

/s/ Robert A. Paul                                     Director
-----------------------------------------------------
      Robert A. Paul

/s/ Michael A. Schuler                                 Director
-----------------------------------------------------
      Michael A. Schuler

/s/ Jerome F. Tatar                                    Director
-----------------------------------------------------
      Jerome F. Tatar

/s/ Jerry Sue Thornton                                 Director
-----------------------------------------------------
      Jerry Sue Thornton, Ph.D.

/s/ Morry Weiss                                        Director
-----------------------------------------------------
      Morry Weiss


     *Carlton E. Langer, Senior Vice President and Assistant Secretary of National City Corporation, the undersigned attorney-in-fact, by signing his name below, does hereby sign this Post-Effective Amendment No. 3 to Form S-8 Registration Statement on behalf of each of the above indicated officers and directors of National City Corporation (constituting at least a majority of the directors) pursuant to a power of attorney executed by such persons.

By /s/ CARLTON E. LANGER
     ------------------------------------------------------
     Carlton E. Langer, Senior Vice President
        and Assistant Secretary                                 April 19, 2004